File No. 70-7580

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C. 20549
                            Form U- I
            ________________________________________

                 POST-EFFECTIVE AMENDMENT NO. 5
                               to
                     APPLICATION-DECLARATION
                              under
         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
             _______________________________________

                     Entergy Louisiana, Inc.
                        639 Loyola Avenue
                  New Orleans, Louisiana 70113

       (Name of company filing this statement and address of principal executive offices)

            ________________________________________

                       Entergy Corporation
     (Name of top registered holding company parent of each
                     applicant or declarant)
            ________________________________________

                         C. John Wilder
                  Executive Vice President and
                     Chief Financial Officer
                     Entergy Louisiana, Inc.
                        639 Loyola Avenue
                  New Orleans, Louisiana 70113

             (Name and address of agent for service)
             ______________________________________
     The Commission is also requested to send copies of any communications in connection with this matter to:

Laurence M. Hamric, Esq,         William T. Baker, Jr., Esq.
Denise C. Redmann, Esq.          Daniel Guetta, Esq.
Entergy Services, Inc.           Thelen Reid & Priest LLP
639 Loyola Avenue                40 West 57th Street
New Orleans, Louisiana 70113     New York, New York 10019

Item 1.   Description of Proposed Transactions.

          Item 1 of the Application-Declaration in File 70-7580, as previously amended, is hereby supplemented by adding the following paragraphs to the end thereof:

            "Pursuant to Commission authorization in this file (HCAR Nos. 24810, 25246 and 26460, February 2, 1989, January 24,
1991 and January 24, 1996, respectively) (the "Orders"), Entergy Louisiana, Inc. (formerly Louisiana Power & Light Company) ("Entergy Louisiana") entered into a Fuel Lease, dated as of January 31, 1989 (the "Lease"), with River Fuel Company #2, Inc. ("River Fuel") under which Entergy Louisiana leases nuclear fuel required for use at its Waterford 3 nuclear generating unit ("Waterford 3"). Under the terms of the Lease, River Fuel makes payments to suppliers, processors and manufacturers necessary to provide nuclear fuel for Waterford 3, or Entergy Louisiana makes such payments and is reimbursed by River Fuel.

            In accordance with the terms of the Orders, Entergy Louisiana consented to allow River Fuel to finance the acquisition of nuclear fuel through (i) borrowings by River Fuel under a Credit Agreement, dated as of January 31, 1989, with The Bank of New York (the "Credit Agreement"), and (ii) the issuance by River Fuel of secured notes pursuant to Secured Note Agreements entered into with certain institutional lenders.

           Under the Credit Agreement, River Fuel may issue and sell its commercial paper through an agent under a Depositary Agreement supported by an irrevocable direct-pay letter of credit issued under the Credit Agreement. Alternatively, River Fuel can make revolving credit borrowings evidenced by River Fuel's promissory notes.

          Due to changes in the credit markets that have occurred since the execution of the original Credit Agreement in 1989, The Bank of New York, together with certain additional lenders who intend to join as parties under the Credit Agreement, have proposed certain adjustments to the interest rates and commercial paper fees payable by River Fuel thereunder.

          Under the terms of the original Credit Agreement, River Fuel is required to pay a fee of 5/8 of 1% per annum on the average aggregate face amount of commercial paper outstanding during each quarter so long as Entergy Louisiana's senior debt is investment grade, and 1-1/8% per annum on the average aggregate face amount of commercial paper outstanding during each quarter whenever Entergy Louisiana's senior debt is not investment grade. It is now proposed that the above letter of credit fees be increased to a maximum of 1% and 1-7/8%, respectively.

          In addition, each revolving credit borrowing under the original Credit Agreement bears interest at (a) in the case of base rate ("Base Rate") borrowings, the prime rate in effect on the date of such borrowing, and (b) in the case of borrowings based on the London Interbank Offered Rate ("LIBOR"), _ of 1% per annum in excess of LIBOR; provided, however, that if Entergy Louisiana's senior debt rating were to fall below investment grade, the LIBOR option would be unavailable, and Base Rate borrowings would bear interest at the prime rate plus 1%. It is now proposed that (a) Base Rate borrowings bear interest at a maximum rate equal to the higher of (i) the prime rate in effect on the date of such borrowing, and (ii) the sum of 1% per annum and the Federal Funds Rate in effect on the date of such borrowing, and (b) LIBOR borrowings bear interest at a maximum rate of 2% per annum in excess of LIBOR.

          Under the terms of the Lease, River Fuel may not amend the Credit Agreement or enter into any successor credit agreement without the consent of Entergy Louisiana. Authorization is herein requested for Entergy Louisiana to consent to the execution by River Fuel of an amendment to the original Credit Agreement or a successor credit agreement incorporating the revisions described herein."

Item 3.        Applicable Statutory Provisions.

           Entergy Louisiana believes that its participation in the transactions proposed herein is subject to Sections 9(a) and 10 of the Act and that no other Sections of the Act, including
Sections 6 and 7, are applicable.

Item 5.   Procedure.

          Item 5 is hereby amended by adding the following at the end thereof:

                "Entergy Louisiana hereby requests that the Commission's supplemental order authorizing Entergy Louisiana to consent to the execution by River Fuel of the Amended and Restated Credit Agreement be entered on or before October 15, 1999.

          Entergy Louisiana hereby waives a recommended decision by a hearing officer or any other responsible officer of the Commission; agrees that the Staff of the Division of Investment Management may assist in the preparation of the Commission's decision; and requests that there be no waiting period between the issuance of the Commission's supplemental order and the date on which it is to become effective."

Item 6.   Exhibits and Financial Statements.

          (a)  Exhibits:

             *B   Amended and Restated Credit Agreement.

             *F   Opinion of Denise C. Redmann, Senior
                  Attorney - Entergy Services, Inc.

              H   Suggested form of notice of proposed
                  transactions for publication in the Federal
                  Register.

(b)       Financial Statements:

          The transactions proposed herein do not contemplate an increase in the amount of financing currently authorized by the Commission. Therefore, no financial statements are filed herewith.

* To be filed by Rule 24 Certificate after execution of Amended and Restated Credit Agreement.

                            SIGNATURE

          Pursuant to the requirements of the Public Utility
Holding Company Act of 1935, the undersigned company has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.


                              ENTERGY LOUISIANA , INC.



                              By:    /s/ Steven C. McNeal
                                     Steven C. McNeal
                                     Vice President and Treasurer


Dated:  September 23, 1999